SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K


                           Current Report
                   Pursuant to Section 13 or 15(d)
               of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 31, 2003

                   United States Basketball League, Inc.
            (Exact name of registrant as specified in its charter)

                                  Delaware
              (State or Other Jurisdiction of Incorporation)

                             0-21547 06-1120072
        (Commission File Number)(I.R.S. Employer Identification No.)

                     46 Quirk Road, Milford, CT 06460
             (Address and zip code of principal executive offices)

                             (203) 877-9508
                       (Registrant's telephone Number)


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ITEM 2.  Acquisition or Disposition of Assets

On March 14, 2003, Meisenheimer Capital, Inc. ("MCI"), which owns a majority of the outstanding stock of Registrant and Registrant received authority from their respective directors to enter into an agreement whereby MCI agreed to assign to Registrant all of the outstanding stock of Meisenheimer Capital Real Estate Holdings, Inc. ("MCRE"), a wholly owned subsidiary of MCI in satisfaction of certain payables due from MCI to Registrant in the net amount of $226,000.

By acquiring the stock of MCRE, USBL will effectively own the real estate at 46 Quirk Road, Milford, Connecticut, which consists of three-quarters of an acre of real property and an office building of approximately 6,000 square feet. USBL maintains its offices along with other tenants at the building. The rental income from the other two tenants is sufficient to pay the monthly mortgage payments. The balance on the mortgage currently amounts to approximately $126,000.

MCI and Registrant entered into a formal agreement on May 31, 2003 subject to MCI's obtaining an appraisal of the property from an independent appraiser, which appraisal must demonstrate that the current value of the property is equal to or greater than $226,000, the amount of debt which Registrant will cancel in exchange for the property.

On July 7, 2003, MCI received the appraisal which reflects that the current value of the property is in excess of $226,000 and accordingly the condition for completion of the agreement has been met.

ITEM 3.  Bankruptcy or Receivership -- Not applicable.

ITEM 4. Changes in Registrant's Certifying Accountant -- Not applicable.

ITEM 5.  Other Events -- Not applicable.

ITEM 6.  Registration of Registrant's Directors--Not applicable.

ITEM 7.  Financial Statements and Exhibits -- Not applicable.

ITEM 8.  Changing Fiscal Year -- Not applicable.

ITEM 9.  Regulation FD Disclosure--Not applicable.

ITEM 10.  Not applicable.

ITEM 11.  Not applicable.





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                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                             United States Basketball League, Inc.
                             (Registrant)

                             By:     s/ Daniel T. Meisenheimer, III
                                     Daniel T. Meisenheimer, III,  President

Dated: July 14, 2003



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